Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is by and between Sabina Rizvi (“Employee”) and MusclePharm Corporation, a Nevada corporation (the “Company”).

WHEREAS, Employee’s status as an employee and director of the Company will end effective July 22, 2022 (the “Termination Date”); and

WHEREAS, Employee and the Company desire to assure a smooth and effective transition of Employee’s duties and to wind-up their employment relationship amicably; and

WHEREAS, the payments and benefits being made available to Employee pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain employment agreement dated April 1, 2021, between Employee and the Company (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Employee and the Company, intending to be legally bound, hereby agree as follows:

1. Termination Date. Employee acknowledges that her status as an employee of the Company will end on the Termination Date. In addition, Employee herby tenders her resignation as a director of the Company effective as of the Termination Date. Employee acknowledges that her resignation as an officer and director of the Company is not based upon “Good Reason” as that term is defined in Section 5(a)(xvi) of that certain Original Issue Discount Senior Secured Note issued as of June 10, 2022.

2. Effective Date. Employee has the opportunity to consider whether to sign this Agreement for twenty one (21) calendar days. Employee also has seven (7) calendar days after she signs this Agreement to revoke her execution of this Agreement by providing written notice to rafriedman@sheppardmullin.com. Employee understands that this Agreement is effective on the eighth day after Employee executes and does not revoke this Agreement (the “Effective Date”). If Employee does not sign this Agreement, or timely revokes her execution of this Agreement, it shall be of no force and effect.

3. Separation Payments and Benefits. In exchange for Employee’s promises and covenants herein, the Company hereby agrees, subject to Employee’s timely execution and non-revocation hereof and Employee’s compliance with Employee’s obligations pursuant to this Agreement and the Surviving Provisions, to provide Employee the benefits set forth below:

(a) Salary continuation through July 22, 2022.

(b) Severance in the gross amount of One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500) (the “Severance Payment”). This amount shall be subject to all legally required and authorized deductions and withholdings. This amount shall be paid by direct deposit in nine (9) equal installments of Eighteen Thousand Fifty Five Dollars and Fifty Six Cents ($18,055.56) on the date of each of the Company’s next nine (9) pay periods following the Effective Date. Any failure to pay a Severance Payment on the due date shall constitute a breach of this Agreement and, without any notice or cure provision, Employee shall be entitled to, in addition to any other remedy in equity or law, received late fees of $750.00 per day;

(c) Any unreimbursed expenses that have been presented to the Company pursuant to its policies and properly documented;

(d) Benefits Coverage. Employee acknowledges that she has been advised that she has the opportunity to continue health coverage for herself and her qualified dependents at her own cost under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). However, Employer shall pay Employee a lump sum of $6260.25 concurrently with the first Severance Payment, to offset the cost of such coverage.

(e) Taxes. Employee understands and agrees that all payments under this Agreement, except for any expense reimbursement, will be subject to appropriate tax withholding and other deductions, as and to the extent required by law.

(f) Sole Separation Benefit. Employee agrees that benefits provided by this Agreement are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement. Employee further acknowledges and agrees that the payments and benefits referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

(g) Continued Obligations. Employee acknowledges and agrees that Employee shall continue to be subject to, and abide by, Employee’s Confidentiality Agreement dated February 17, 2021 ( the “Confidentiality Agreement”), which shall continue to apply and remain in full force and effect. The Employee further acknowledges and agrees that in order to comply with the Confidentiality Agreement, from and after the Termination Date, Employee may not at any time nor in any venue speak about, or present or author any materials with respect to the Company or its products without the Company’s advance written consent, whether at investor or analyst presentations or otherwise, except upon request and at the direction of the Company, other than (i) to her legal counsel or tax or financial advisors, (ii) as required by law or legal process, (iii) to the limited extent necessary to defend herself against any claims (1) brought by the Company or (2) in relation to her work for the Company, (iv) statements made by Employee regarding the Company and/or its products that do not breach the Confidentiality Agreement or Section 6(b) hereof, or (v) statements made by Employee regarding (a1l Employee’s former position, titles, achievements, duties or responsibilities with the Company or any of its subsidiaries, or (2) Employee’s role at the Company and/or role with respect to any Company products on which Employee worked, provided that (x) in the case of clauses (1) and (2), such statements do not breach any of the Surviving Provisions or Section 6(b) of this Agreement, and (y) in the case of clause (2), such statements contain only information about the Company or any of its products that is in the public domain or generally known within the industry. (the foregoing clauses (i) through and including (v) are referred to collectively herein as the “Exceptions”)). In addition, the Employee agrees that, if asked about the Company or its products by a third party having no involvement in Employee’s performance of her obligations under Section 6(c), Employee will state that she is not an employee of the Company and, unless permitted by one of the Exceptions (i) – (iii) or (v), will defer the question to the Company for response. If the Company believes that Employee has breached any provision of this Agreement or the Confidentiality Agreement, then it shall provide Employee with written notice of such alleged breach within 30 days after it has knowledge of the occurrence thereof and shall provide Employee with 30 days to cure such alleged breach (any breach so cured shall not be deemed a breach of this Agreement or the Confidentiality Agreement). If the Employee breaches this Agreement or the Confidentiality Agreement, and fails to cure said breach, the Company shall have no further obligation to provide any payments pursuant to this Agreement.

4. Full Payment; Termination of Employment Agreement. Other than as set forth in Section 3 above, Employee shall not be entitled to any other payments including but not limited to bonuses, reimbursements, paid time off, commissions, or other cash or non-cash awards, penalties, interest or attorneys’ fees, and Employee expressly represents that Employee has been compensated for all monies owed to Employee from Employee’s employment with the Company. On the Termination Date, all provisions of the Employment Agreement, other than the Confidentiality Agreement, shall terminate and Employee shall have no further rights thereunder.

5. General Release. In consideration of entering into this Agreement and the mutual promises and monetary payments being made pursuant to this Agreement, the Parties, as well as any of their respective parents, subsidiaries, affiliates, and their successors or assigns, directors, officers, consultants, attorneys, representatives and employees, hereby knowingly and voluntarily waive and release all rights and claims, known and unknown, which either party may have against the other or any of its respective subsidiaries, affiliates or successors, or any of their current or former officers, directors, managers, employees, shareholders, agents, insurance carriers, auditors, accountants, attorneys or representatives (collectively, the “Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, any claim to any equity-based or similar type of award or incentive with respect to the Releasees, including any claim for benefits under any stock option or other equity-based incentive plan of the Releasees (or any related agreement, arrangement or understanding with any Releasee); any claim to accelerated vesting or post-termination or severance benefits or payments that are or may become payable under any plan, arrangement, policy and agreement between Employee and the Company, including, without limitation, the Employment Agreement, each stock option agreement entered into between Employee and the Company and any agreement or policy with the Company under which Employee benefits, and any claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, breach of fiduciary duty, negligence, breach of confidentiality, or any other claims, actual or potential, which in any way arise from or are related to Employee’s relationship with the Company, including, without limitation, relating to Employee’s compensation, the termination of the employment relationship, or any other conduct of the Company or Employee occurring up to and through the Effective Date. including, without limitation, any conduct currently under investigation by the Board of Directors. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Federal False Claims Act, as amended, 31 U.S.C. §§ 3729 et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Texas Commission on Human Rights Act, the Chapter 21 of the Texas Labor Code (the Texas Commission on Human Rights Act), the Texas Whistleblower Protection Statute, the Texas Payday Act; the Texas Uniform Trade Secrets Act, the Nevada Fair Employment Practices Act, as amended (Nev. Rev. Stat. § 613.310), the Nevada Equal Pay Act, as amended (Nev. Rev. Stat. § 608.017), the Nevada Unlawful Employment Practices Law (Nev. Rev. Stat. § 613.330 et seq.), the Nevada Wage and Hour Law (Nev. Rev. Stat. §§ 608.005-608.015), the Nevada Retaliatory Firing Statute (Nev. Rev. Stat. § 613.340), and any other federal, state or local laws of similar effect. Notwithstanding the generality of the foregoing, Employee does not release any claims which Employee may have to the following (collectively, the “Unreleased Claims”): (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (ii) Employee’s right to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iii) Employee’s right to any payments and benefits under this Agreement (including, without limitation, any of the payments and benefits set forth in Section 3), (iv) Employee’s right to vested benefits under the benefit plans of any Releasee, including without limitation any vested stock options, and (v) Employee’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Employee does release Employee’s right to secure any damages for alleged discriminatory treatment. The matters that are the subject of the releases referred to in this Section 5 (and, for the avoidance of doubt, excluding any Unreleased Claims) shall be referred to collectively as the “Released Matters.”).

6. Transition; Non-Disparagement; Cooperation; Transfer of Company Property.

(a) Transition. Both parties agree that they shall not make any internal or external communication addressing Employee’s separation without the other parties’ consent and the parties agree that the Company shall prepare and issue any internal or external communication regarding Employee’s separation and Employee shall collaborate with Company regarding the contents of said communication. The communication shall only be issued with the consent of both parties as to the contents, which consent shall not be unreasonably withheld. An agreed-upon internal statement and a statement for vendors and customers shall be released no later than July 29, 2022. Prior the issuance of said statement, the parties shall respond to any inquiry regarding Employee’s termination by referring to the Company’s 8(k) disclosures and stating that a more detailed statement will be issued before the end of the week.

(b) Non-Disparagement. Employee agrees that Employee shall not at any time disparage or encourage or induce others to disparage the Company, any of its subsidiaries, or any of their respective past and present, officers, directors, employees, products or services (the “Company Parties”). The Company agrees that it shall (i) instruct its present directors and officers not to disparage or encourage or induce others to disparage the Employee or her reputation (together, the “Employee Parties”) at any time and (ii) not cause or direct any of its past or present employees or independent contractors to disparage or encourage or induce others to disparage any of the Employee Parties. For purposes of this Section 6(b), the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or any subsidiaries’ employees or to any individual or entity with whom the Employee, the Company or any subsidiary thereof has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties or the Employee Parties, as applicable. Notwithstanding the foregoing, nothing in this Section 6(b) shall prevent any person from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation in the forum in which such litigation, arbitration or mediation properly takes place, or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

(c) Cooperation. Commencing on the date hereof and continuing during the eighteen (18) month period after the Termination Date (the “Cooperation Period”), Employee agrees to reasonably cooperate with the Company in its efforts (i) to prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against Employee or by Employee against the Company) about which Employee has knowledge and (ii) dealing with outside vendors about which Employee had knowledge during her employment with the Company. Notwithstanding the immediately preceding sentence, following the Termination Date, (a) the Company shall provide Employee with advance written notice of such required cooperation within a reasonable period of time prior to the date on which such cooperation will be required, (b) such cooperation shall not create a conflict with any of Employee’s obligations or duties to her then current employer, (c) such cooperation shall be provided at times and locations, and in a manner, that are mutually agreed between the Company and Employee, (d) Employee shall not be required to devote more than 10 hours per month in providing any such cooperation, (e) the Employee shall report to, and take direction from, only the Company’s counsel or Board of Directors in providing the cooperation described above and (f) the Company shall reimburse Employee (in compliance with Code Section 409A) for all reasonable expenses incurred by her in complying with the above sentence, subject to appropriate itemization and substantiation of such expenses. Employee agrees that, in the event she is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to her employment by the Company, Employee will give prompt notice of such request to the Company, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure so long as compliance herewith does not require Employee to violate the law or the terms of the subpoena.

(d) Indemnification. The Company agrees to indemnify and hold harmless Employee for damages arising from any claims, charges or litigation asserted against the Company or Employee, consistent with Paragraph 5 General Release, relating to or arising out of her employment with, and duties performed for, the Company. Such indemnification shall include providing counsel, or reimbursing all expenses for counsel retained by Employee, in connection with the defense of such claims. This indemnification and hold harmless provision shall expressly include, without limitation, any current litigation or claims against the Company or Employee.

(e) Return of Company Property. Employee represents that on or before the Termination Date, Employee will return to the Company all written Confidential Information (as defined in Section 9) in Employee’s possession (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, employee database and other data), and that Employee will not retain any copies, compilations, extracts, excerpts, abstracts, summaries or other notes of any such manuals, files, documents, records, software, customer or employee database or other data files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Employee had in Employee’s possession, custody or control, including any computers, cellular phones, tablets, PDAs or similar business equipment; and provided, further, that if Employee has inadvertently retained non-material Confidential Information or property of the Company (“Covered Information”), it shall not be a breach of this Agreement or the Confidentiality Agreement if (i) promptly after becoming aware of her possession of such Covered Information Employee returns it to the Company, (ii) Employee has not disclosed such Covered Information in violation of the Surviving Provisions, and (iii) no loss or damage that is more than de minimis has been caused to the Company as a result of Employee’s retention of such Covered Information. Notwithstanding this Section 6(d), the Company may provide Employee with Confidential Information and Company property in connection with her obligations under Section 6(c) hereof and Employee acknowledges and agrees that she shall return all such Confidential Information and Company property within ten (10) days after the end of Employee’s obligations under Section 6(c) hereof or such earlier date as is requested reasonably in advance in writing by the Company (with the same procedures to apply regarding the inadvertent retention of Covered Information as set forth in the immediately preceding sentence).

7. Employee Representations. Employee warrants and represents that (a) Employee has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court regarding any claims released in this Agreement, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee’s behalf, Employee will immediately cause it to be withdrawn and dismissed, (b) Employee has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and no other compensation, wages, bonuses, paid time off, commissions and/or benefits are due to Employee, except as provided in this Agreement, (c) Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, (e) Employee has twenty one (21) calendar days to consider this Agreement and whether to sign this Agreement, as well as seven (7) calendar days after she signs this Agreement to revoke her execution of this Agreement; (f) Employee is executing this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company, with full understanding of the terms and consequences, and has been advised to consult with an attorney of her choosing, (g) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of Employee, enforceable in accordance with its terms and (h) the Employee agrees and acknowledges that in executing this Agreement she does not rely and has not relied on any representation or statement by any of the Company Parties with regard to the subject matter, basis or effect of this Agreement..

8. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereunder shall be governed by, the laws of the State of Nevada, without regard to any principles of conflicts of laws.

9. Section 409A. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Code Section 409A. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement, or the amount of in-kind benefits to be provided, in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year immediately following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

10. Non-Admission of Liability. This Agreement and the fact that it was offered are not and shall not in any way be construed as admissions by the Company or Employee that either has violated any federal, state or local law, statute or regulation, or acted wrongfully with respect to the the other party or to any other person or entity in any manner. The Company and Employee each specifically disclaim any liability to or wrongful acts against the Employee or any other person or entity.

11. Miscellaneous. Except as otherwise provided herein, this Agreement, together constitutes the entire agreement between the parties with regard to the subject matter hereof. Employee and the Company acknowledge that there are no other agreements, written, oral or implied regarding such subject matter, and that neither the Company nor Employee may rely on any prior negotiations, discussions, representations or agreements regarding the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. This Agreement may be modified only in writing, and such writing must be signed by both Employee and the Company and recited that it is intended to modify this Agreement.

12. Notice: All notices, requests, demands and other communications hereunder to either party shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as the party may subsequently designate:

To the Company:

MusclePharm Corporation

6728 W. Sunset Rd.

Suite 130

Las Vegas, Nevada 89118

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Richard A. Friedman, Esq.

Email: rafriedman@sheppardmullin.com

To the Employee:

Sabina Rizvi

________________

________________

Email: sabinathenorth@gmail.com

13. Binding Effect: This Agreement shall be binding upon the Parties and upon their dependents, heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of the Parties and their respective dependents, heirs, representatives, executors, administrators, successors and assigns.

14. No Presumption. This Agreement shall be construed and interpreted as if all of its language were prepared jointly by the Employee and the Company. No language in this Agreement shall be construed against a party on the ground that such party drafted or proposed that language.

15. Execution of Counterparts. This Agreement may be executed in counterparts, but shall be construed as if signed in one document. Facsimile or electronically transmitted signatures shall be given the same force and effect as original signatures with the Parties to provide original signatures as soon as practicable.

16. Further Actions. The Company and Employee agree that in case at any time after the Termination Date any further action is necessary or desirable to carry out the purposes of this Agreement, including any documents requested by any underwriter or placement agent in connection with any offering of the Company’s equity and/or debt securities, each of the parties hereto will take such further action (including without limitation, the execution and delivery of such further instruments and documents) as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(signature page follows)

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS BY EACH PARTY. To signify the Parties’ agreement to the terms of this Agreement, the Parties have executed this Agreement on the date set forth beneath their signatures which appear below.

EMPLOYEE

Sabina Rizvi
Date: July 22, 2022

COMPANY

Name:	Ryan Drexler
Title:	Chief Executive Officer
Date:	July 22, 2022

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